Exhibit 99.1

Supplement to Proxy Statement dated March 24, 2010

April 27, 2010

As described in our proxy statement dated March 24, 2010, we have asked our shareholders to vote on two proposals to approve and adopt the First Amended and Restated Bye-laws of Assured Guaranty Ltd.  Proposal 2.1 relates to amendments to the Bye-laws reflecting changes in Bermuda law.  Proposal 2.2 relates to corporate governance amendments to the Bye-laws.  Both of these proposals must be approved and adopted in order for the First Amended and Restated Bye-laws to become effective.  These proposals are described on pages 65-68 of the proxy statement and Exhibit B to the proxy statement contains the text of the First Amended and Restated Bye-laws marked to show the proposed changes from our current Bye-laws.

One of the corporate governance amendments included in Proposal 2.2 was an amendment to Bye-law 32 that would have reduced the minimum amount of notice of annual shareholder meetings from 20 to 15 days.  We had proposed this change to provide for greater flexibility in accordance with Bermuda law.  However, it was not our intention to call annual shareholder meetings on 15 days notice in typical circumstances.  In order to eliminate any concern regarding notice for our annual meeting of shareholders, we have decided to revise Proposal 2.2 so that the minimum notice of annual shareholder meetings set forth in Bye-law 32 would remain 20 days.  Accordingly, if Proposal 2.2 is approved by the shareholders, Article 32 will read as it does in our current Bye-laws, which is as follows:

32.           Notice of Annual General Meeting

The annual general meeting of the Company shall be held in each year other than the year of incorporation at such time and place as the President or the Chairman, or any two Directors or any Director and the Secretary or the Board shall appoint.  At least 20 days’ notice of such meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat.

In all other respects Proposal 2.2 and each of the other proposals described in our proxy statement are as described in our proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF PROPOSAL NO. 2.2, AS REVISED, RELATING TO THE FIRST AMENDED AND RESTATED BYE-LAWS.

Our annual meeting will be held at the same place, on the same date and at the same time as announced in our proxy statement, which is Thursday, May 6, 2010 at 8 a.m. Atlantic Time at the Fairmont Hamilton Princess, 76 Pitts Bay Road, Hamilton Bermuda.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Thursday, May 6, 2010

This Supplement, as well as our proxy statement for the 2010 Annual General Meeting, form of proxy card and 2009 Annual Report, is available at http://www.assuredguaranty.com/annualmeeting.html.

Important Information Regarding Voting

If you have already voted on Proposal 2.2 or any other proposal described in the Company’s proxy statement and you wish to change your vote, you may do so by:

•   Sending in another signed proxy with a later date or resubmitting your vote by telephone or the Internet,

•   Sending a letter revoking your proxy to our Secretary at 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, or

•   Attending the Annual General Meeting and voting in person.

If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.